CUSIP No. 896697109	13G	Page 1 of 23 Pages

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Trio Merger Corp.
(Name of Issuer)

Common Stock, Par Value $0.0001 Per Share
(Title of Class of Securities)

896697109
(CUSIP Number)

December 31, 2012
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 896697109	13G	Page 2 of 23 Pages

SCHEDULE 13G

CUSIP No. 896697109

1.	NAMES OF REPORTING PERSONS

HighVista Strategies LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]
(b) [ x ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		690,000
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		690,000
WITH	8.	SHARED DISPOSITIVE POWER

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

690,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
(SEE INSTRUCTIONS)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.8%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IA

CUSIP No. 896697109	13G	Page 3 of 23 Pages

SCHEDULE 13G

CUSIP No. 896697109

1.	NAMES OF REPORTING PERSONS

HighVista GP, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]
(b) [ x ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		690,000
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		690,000
WITH	8.	SHARED DISPOSITIVE POWER

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

690,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
(SEE INSTRUCTIONS)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.8%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No. 896697109	13G	Page 4 of 23 Pages

SCHEDULE 13G

CUSIP No. 896697109

1.	NAMES OF REPORTING PERSONS

HighVista GP Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]
(b) [ x ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		690,000
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		690,000
WITH	8.	SHARED DISPOSITIVE POWER

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

690,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
(SEE INSTRUCTIONS)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.8%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No. 896697109	13G	Page 5 of 23 Pages

SCHEDULE 13G

CUSIP No. 896697109

1.	NAMES OF REPORTING PERSONS

HighVista I Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]
(b) [ x ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		279,781
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		279,781
WITH	8.	SHARED DISPOSITIVE POWER

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

690,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
(SEE INSTRUCTIONS)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.8%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No. 896697109	13G	Page 6 of 23 Pages

SCHEDULE 13G

CUSIP No. 896697109

1.	NAMES OF REPORTING PERSONS

HighVista II Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]
(b) [ x ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		230,916
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		230,916
WITH	8.	SHARED DISPOSITIVE POWER

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

690,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
(SEE INSTRUCTIONS)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.8%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No. 896697109	13G	Page 7 of 23 Pages

SCHEDULE 13G

CUSIP No. 896697109

1.	NAMES OF REPORTING PERSONS

HighVista III, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]
(b) [ x ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5.	SOLE VOTING POWER

NUMBER OF		107,167
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		107,167
WITH	8.	SHARED DISPOSITIVE POWER

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

690,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
(SEE INSTRUCTIONS)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.8%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

CUSIP No. 896697109	13G	Page 8 of 23 Pages

SCHEDULE 13G

CUSIP No. 896697109

1.	NAMES OF REPORTING PERSONS

HighVista V Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]
(b) [ x ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		21,156
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		21,156
WITH	8.	SHARED DISPOSITIVE POWER

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

690,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
(SEE INSTRUCTIONS)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.8%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No. 896697109	13G	Page 9 of 23 Pages

SCHEDULE 13G

CUSIP No. 896697109

1.	NAMES OF REPORTING PERSONS

XL Re Ltd
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]
(b) [ x ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Bermuda

	5.	SOLE VOTING POWER

NUMBER OF		50,980
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		50,980
WITH	8.	SHARED DISPOSITIVE POWER

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

690,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
(SEE INSTRUCTIONS)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.8%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

CUSIP No. 896697109	13G	Page 10 of 23 Pages

SCHEDULE 13G

CUSIP No. 896697109

1.	NAMES OF REPORTING PERSONS

Brian H. Chu
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]
(b) [ x ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5.	SOLE VOTING POWER

NUMBER OF		690,000
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		690,000
WITH	8.	SHARED DISPOSITIVE POWER

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

690,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
(SEE INSTRUCTIONS)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.8%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No. 896697109	13G	Page 11 of 23 Pages

SCHEDULE 13G

CUSIP No. 896697109

1.	NAMES OF REPORTING PERSONS

André F. Perold
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]
(b) [ x ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5.	SOLE VOTING POWER

NUMBER OF		690,000
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		690,000
WITH	8.	SHARED DISPOSITIVE POWER

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

690,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
(SEE INSTRUCTIONS)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.8%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No. 896697109	13G	Page 12 of 23 Pages

Item 1.

(a)	Name of Issuer:

Trio Merger Corp. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

777 Third Avenue 37th Floor New York, New York 10017

Item 2.

(a)	Name of Person Filing:

This statement is being filed by the following persons with respect to the shares of common stock (“Common Stock”) of the Issuer directly owned by HighVista I Limited Partnership (“HighVista I”), HighVista II Limited Partnership (“HighVista II”), HighVista III, Ltd. (“HighVista III”), HighVista V Limited Partnership (“HighVista V” and, together with HighVista I, HighVista II and HighVista III the “Funds”) and XL Re Ltd (“XL Ltd” and, together with the Funds, the “Direct Holders”):

	i.	HighVista Strategies LLC, a Delaware limited liability company (“HighVista Strategies”) and investment manager to the Direct Holders;
	ii.	HighVista GP Limited Partnership, a Delaware limited partnership (“HighVista GP”) and general partner of the Funds;
	iii.	HighVista GP, LLC, a Delaware limited liability company (“HighVista LLC”) and the general partner of HighVista GP;
	iv.	HighVista I, a Delaware limited partnership
	v.	HighVista II, a Delaware limited partnership
	vi.	HighVista III, a Cayman Islands company
	vii.	HighVista V, a Delaware limited partnership
	viii.	XL Ltd, a Bermuda company
	ix.	Brian H. Chu, a manager of HighVista LLC and a manager of HighVista Strategies; and
	x.	André F. Perold, a manager of HighVista LLC and a manager of HighVista Strategies.

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

(b)	Address of Principal Business Office or, if None, Residence:

For HighVista Strategies, HighVista GP, HighVista LLC, HighVista I, HighVista II and HighVista V:

John Hancock Tower, 50th Floor
200 Clarendon Street
Boston, MA 02116

CUSIP No. 896697109	13G	Page 13 of 23 Pages

For HighVista III:

Codan Trust Company (Cayman) Limited
Century Yard, Cricket Square
Hutchins Drive
P.O. Box 2681 GT, George Town,
Grand Cayman, British West Indies

For XL Ltd:

Brian O’Hara House
One Bermudiana Road
Hamilton HM08
Bermuda

(c)	Citizenship:

HighVista Strategies – Delaware
HighVista GP – Delaware
HighVista LLC – Delaware
HighVista I – Delaware
HighVista II – Delaware
HighVista III – Cayman Islands
HighVista V – Delaware
XL Ltd – Bermuda
Brian H. Chu – United States
André F. Perold – United States

(d)	Title and Class of Securities:

Common Stock, $0.0001 par value per share (the “Common Stock”)

(e)	CUSIP No.:

896697109

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	[_]	Broker or dealer registered under Section 15 of the Act;

(b)	[_]	Bank as defined in Section 3(a)(6) of the Act;

(c)	[_]	Insurance company as defined in Section 3(a)(19) of the Act;

(d)	[_]	Investment company registered under Section 8 of the Investment Company Act of 1940;

(e)	[_]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

CUSIP No. 896697109	13G	Page 14 of 23 Pages

(f)	[_]	An employee benefit plan or endowment fund in accordance with Rule 13d- 1(b)(1)(ii)(F);

(g)	[_]	A parent holding company or control person in accordance with Rule 13d- 1(b)(1)(ii)(G);

(h)	[_]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	[_]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j)	[_]	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);

(k)	[_]	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership

For HighVista Strategies, HighVista GP, HighVista LLC, Mr. Chu and Mr. Perold:

(a)	Amount Beneficially Owned:

690,000 shares of Common Stock

(b)	Percent of Class:

8.8%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

690,000

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

690,000

(iv) Shared power to dispose or to direct the disposition of:

0

For HighVista I:

(a)	Amount Beneficially Owned:

690,000 shares of Common Stock

CUSIP No. 896697109	13G	Page 15 of 23 Pages

(b)	Percent of Class:

8.8%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote:

279,781

	(v)	Shared power to vote or to direct the vote:

0

	(vi)	Sole power to dispose or to direct the disposition of:

279,781

	(vii)	Shared power to dispose or to direct the disposition of:

0

For HighVista II:

(a)	Amount Beneficially Owned:

690,000 shares of Common Stock

(b)	Percent of Class:

8.8%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote:

230,916

	(viii)	Shared power to vote or to direct the vote:

0

	(ix)	Sole power to dispose or to direct the disposition of:

230,916

	(x)	Shared power to dispose or to direct the disposition of:

0
For HighVista III:

(a)	Amount Beneficially Owned:

690,000 shares of Common Stock

CUSIP No. 896697109	13G	Page 16 of 23 Pages

(b)	Percent of Class:

8.8%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote:

107,167

	(xi)	Shared power to vote or to direct the vote:

0

	(xii)	Sole power to dispose or to direct the disposition of:

107,167

	(xiii)	Shared power to dispose or to direct the disposition of:

0

For HighVista V:

(a)	Amount Beneficially Owned:

690,000 shares of Common Stock

(b)	Percent of Class:

8.8%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote:

21,156

	(xiv)	Shared power to vote or to direct the vote:

0
	(xv)	Sole power to dispose or to direct the disposition of:

21,156

	(xvi)	Shared power to dispose or to direct the disposition of:

0

For XL Ltd:

CUSIP No. 896697109	13G	Page 17 of 23 Pages

(a)		Amount Beneficially Owned:

690,000 shares of Common Stock

(b)		Percent of Class:

8.8%

(c)		Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote:

50,980

	(xvii)	Shared power to vote or to direct the vote:

0

	(xviii)	Sole power to dispose or to direct the disposition of:

50,980

	(xix)	Shared power to dispose or to direct the disposition of:

0

Item 5.		Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.		Ownership of more than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.		Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company or control person.

Not applicable.

Item 8.		Identification and classification of members of the group.

See Exhibit 2.

Item 9.		Notice of Dissolution of Group.

Not applicable.

Item 10.		Certifications

(a)	Not applicable.

CUSIP No. 896697109	13G	Page 18 of 23 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2013

HIGHVISTA STRATEGIES, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA GP LIMITED PARTNERSHIP
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA I LIMITED PARTNERSHIP
By:	HighVista GP Limited Partnership
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA II LIMITED PARTNERSHIP
By:	HighVista GP Limited Partnership
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA III, LTD.
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Director

HIGHVISTA V LIMITED PARTNERSHIP
By:	HighVista GP Limited Partnership
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

CUSIP No. 896697109	13G	Page 19 of 23 Pages

XL RE LTD
By:	/s/ Simon Rich
Name: Simon Rich
Title: Director

/s/ Brian H. Chu
Brian H. Chu

/s/ André F. Perold
André F. Perold

CUSIP No. 896697109	13G	Page 20 of 23 Pages

Exhibit 1

Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended

Exhibit 2

Item 8 Information

CUSIP No. 896697109	13G	Page 21 of 23 Pages

Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Date: February 14, 2013

HIGHVISTA STRATEGIES, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA GP LIMITED PARTNERSHIP
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA I LIMITED PARTNERSHIP
By:	HighVista GP Limited Partnership
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA II LIMITED PARTNERSHIP
By:	HighVista GP Limited Partnership
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA III, LTD.
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Director

CUSIP No. 896697109	13G	Page 22 of 23 Pages

HIGHVISTA V LIMITED PARTNERSHIP
By:	HighVista GP Limited Partnership
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

XL RE LTD
By:	/s/ Simon Rich
Name: Simon Rich
Title: Director

/s/ Brian H. Chu
Brian H. Chu

/s/ André F. Perold
André F. Perold

CUSIP No. 896697109	13G	Page 23 of 23 Pages

Exhibit 2

Item 8 Information

1.	HighVista Strategies LLC
HighVista GP, LLC
HighVista GP Limited Partnership
HighVista I Limited Partnership
HighVista II Limited Partnership
HighVista III, Ltd.
HighVista V Limited Partnership
XL Re Ltd
Brian H. Chu
André F. Perold